Exhibit 99.1
Hydrofarm Announces Changes to its Board of Directors
SHOEMAKERSVILLE, PA, October 2, 2025 – Hydrofarm Holdings Group, Inc. (Nasdaq: HYFM) (“Hydrofarm” or the “Company”) a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced that Chris Yetter has been appointed to serve on the Company’s Board of Directors (the “Board”) and the Compensation Committee of the Board, effective October 1, 2025.
Susan P. Peters has notified the Company of her intention to retire to spend more time with family and tendered her resignation from the Company's Board, also effective October 1, 2025. Ms. Peters did not resign as a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.
Mr. Yetter has served since 2018 as the Founder and Chief Investment Officer of Dumont Global, a private investment partnership and affiliate of Dumont Master Fund LP, a long standing stockholder of the Company. Mr. Yetter also serves as a director for Minneapolis Cider Co. (d.b.a. Trail Magic), a producer of cider and hemp-derived beverages, a position he has held since 2024. Mr. Yetter has extensive experience as a professional investor in public companies focused on health and wellness, including a large portfolio in the U.S. regulated cannabis industry.
“On behalf of the Board of Directors, I would like to express our extreme gratitude to Susan for her leadership and many contributions to Hydrofarm over the past five years,” said Bill Toler, Executive Chairman of the Board. “In addition, we are pleased to have Chris join the Board. His strong investment background and industry experience will be a great asset to the Board and management team.”

About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com